Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Irene Silber

Capella University

612-977-4132

irene.silber@capella.edu

Capella Education Company names acting president of Capella University

Online education company selects Chris Cassirer, formerly dean of Capella University’s

School of Human Services.

MINNEAPOLIS, May 14, 2008 — Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University (www.capella.edu), has named Chris Cassirer, ScD, MPH, as acting president of Capella University. Cassirer will replace current interim Capella University President Valerie Perkins, EdD, who is retiring as planned. Perkins was the founding dean of Capella’s School of Undergraduate Studies.

“The whole Capella community is grateful to Valerie for her thoughtful leadership and unwavering commitment to serving professional, adult students. Her long and impressive career is testimony to her dedication to helping others move forward professionally and personally through high-quality education. We wish Valerie the best in her well-deserved and long-planned retirement,” said Stephen Shank, chancellor of Capella University and chairman and CEO of Capella Education Company. “We are confident that Chris will also lead Capella University with great enthusiasm and build upon our reputation as leading the definition of high-quality education for working adults.”

Cassirer, who had served as dean of Capella’s School of Human Services since 2006, is an internationally recognized teacher, researcher, and business leader with expertise in executive leadership programs, business and management strategy, medical malpractice risk management, and patient safety. He completed both his doctoral and post-doctoral training in health policy and management at the Johns Hopkins University School of Public Health. He holds a Master of Public Health in health policy and management from the Yale University School of Medicine, and a Bachelor of Arts in psychology from Rutgers University.

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Capella Education Company names acting president of Capella University

About Capella University

Founded in 1993, Capella University (www.capella.edu) is an accredited*, fully online university that offers graduate degree programs in business, information technology, education, human services, psychology, public health, and public safety, and bachelor’s degree programs in business, information technology, and public safety. Within those areas, Capella currently offers 104 graduate and undergraduate specializations and 15 certificate programs. The online university currently serves more than 23,400 students from all 50 states and 45 other countries. It is committed to providing high-caliber academic excellence and pursuing balanced business growth. Capella University is a wholly owned subsidiary of Capella Education Company, headquartered in Minneapolis. For more information, please visit http://www.capella.edu or call 1-888-CAPELLA (227-3552).

*	Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org.

Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

Learn more about earning an online degree at Capella University:

online education (http://www.capella.edu/online_education.aspx)

distance learning (http://www.capella.edu/distance_learning.aspx)

online university (http://www.capella.edu/online_university.aspx)

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